Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRAWEST / CNL INCOME PROPERTIES PARTNERSHIP

COMPLETES SECOND TRANCHE OF PROPERTY ACQUISITION

ALL DOLLAR AMOUNTS ARE IN U.S. CURRENCY

Vancouver, December 17, 2004 - Intrawest Corporation (Intrawest) and CNL Income Properties, Inc. today announced the two companies’ recently created partnership has acquired 298,000 square feet of retail and commercial property at five Intrawest resort villages: the Village of Baytowne Wharf at Sandestin Golf and Beach Resort, Florida; the Village at Mammoth Mountain, California; the Village at Copper Mountain, Colorado; the Village at Snowshoe Mountain, West Virginia; and the Village at Stratton, Vermont. This second of three tranches of a previously announced agreement has a total purchase price of approximately $80.6 million.

In order to facilitate the sale of the five properties to the partnership, Intrawest provided bridge financing of $45 million on commercial terms. Pursuant to the terms of the bridge financing, CNL Income Properties is obligated to refinance the loan. CNL Income Properties anticipates that permanent financing will be arranged before June 30, 2005, but there can be no assurance that the loan will be refinanced by that time. At the closing of the transaction, the net cash proceeds to Intrawest were $28.4 million.

“We’re pleased to acquire these world-class resort villages located in popular ski and tourist destinations, which aligns with our strategy to invest in quality recreational and lifestyle-related real estate,” said Byron Carlock, president of CNL Income Properties.

“The partnership between Intrawest and CNL Income Properties is a great example of how Intrawest is focusing on its expertise-based business model,” said Joe Houssian, Intrawest’s chairman, president and chief executive officer. “It allows Intrawest to sell assets more appropriately owned by a real estate investment trust, and we maintain our relationship with commercial tenants and the ability to deliver the Intrawest customer experience in our resort villages.”

The partners agreed to split the original transaction into three tranches due to its size and complexity. The first tranche, which closed in early December 2004 with a total purchase price of approximately $30.3 million, included retail and commercial properties at two Canadian resorts: Whistler Creekside at Whistler Blackcomb, British Columbia and the Village at Blue Mountain in Collingwood, Ontario.

The third tranche includes two of Intrawest’s newest developments: MonteLago Village at Lake Las Vegas Resort, Nevada and the Village at Squaw Valley, California. No date has been set for the closing of these properties. The completion of the third tranche is subject to further negotiation and the satisfaction of a number of conditions, including finalizing the financing, settling and executing definitive documentation, completing the due diligence, and meeting customary closing conditions. There are no assurances that all of the closing conditions will be satisfied or that CNL Income Properties will acquire these properties.

The partnership between Intrawest and CNL Income Properties was formed to acquire retail and commercial space at nine Intrawest resort villages. Intrawest owns a 20 percent minority interest in the partnership and continues in its role as property and leasing manager of all of the retail and commercial space involved. CNL Income Properties owns an 80 percent interest in the partnership.

CNL Income Properties, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust (REIT) that invests in income-producing real estate with an emphasis on recreation and lifestyle segments, such as ski resorts, golf courses, manufacturer’s outlet centers, marinas, campgrounds and vacation ownership interests. The REIT is an affiliate of CNL Financial Group, Inc. (CNL), one of the nation’s largest, privately held real estate investment and finance companies. Headquartered in Orlando, Fla., CNL and the entities it has formed or acquired have more than $15 billion in assets - including $2.5 billion managed for third-party investors - and have interests in more than 5,100 properties across North America. For more information, visit www.cnlonline.com

Intrawest Corporation (IDR:NYSE; ITW:TSX) is one of the world’s leading destination resort and adventure travel companies. Intrawest has interests in 10 mountain resorts in North America’s most popular mountain destinations, including Whistler Blackcomb, a host venue for the 2010 Winter Olympic and Paralympic Games. The company owns Canadian Mountain Holidays, the largest heli-skiing operation in the world, and a 67 percent interest in Abercrombie & Kent, the world leader in luxury adventure travel. The Intrawest network also includes Sandestin Golf and Beach Resort in Florida and Club Intrawest - a private resort club with nine locations throughout North America. Intrawest is developing five additional resort village developments at locations in North America and Europe. Intrawest is headquartered in Vancouver, British Columbia. For more information, visit www.intrawest.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Companies to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Companies disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Companies believe their current expectations are based upon reasonable assumptions, the Companies can give no assurance that expectations will be attained or that actual results will not differ materially.

For additional information:

Mr. Tim McNulty, director, investor relations at (604) 623-6620 or tmcnulty@intrawest.com.

Ms. Carolyn B. Gosselin, APR, CNL Chief Communications Officer at 407.540.2505 or cgosselin@cnlonline.com